Exhibit 99.1

Limestone Bancorp Reports Net Income of $1.8 million, or $0.25 per Share, for the 1st Quarter of 2020

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 16, 2020--Limestone Bancorp, Inc. (NASDAQ: LMST) (“the Company”), parent company of Limestone Bank (“the Bank”), today reported unaudited results for the first quarter of 2020. The coronavirus pandemic (“COVID-19”) currently impacting the nation has caused a setback to the country’s economy. Since early March, the Company and Bank have felt the impact alongside thousands of businesses across the nation. In response to the global pandemic, and the declarations of emergency at the state and national levels the pandemic has triggered, the Bank has implemented several temporary operational changes to serve customers during the COVID-19 health crisis. Lobby services have been amended to appointment only while drive thru, mobile, and online banking have become the Bank’s primary channels of serving customers. Customer facing employees have been divided into two teams working separate ‘ten day on’ and ‘ten day off’ shifts to ensure a healthy workforce remains available to serve customers. Additionally, operational and support staff have been assigned to work from home where circumstances permit.

Net income for the first quarter of 2020 was $1.8 million, or $0.25 per basic and diluted common share, compared to net income of $2.8 million, or $0.38 per basic and diluted share, for the first quarter of 2019. Net income before taxes and income tax expense was $2.2 million and $361,000, respectively, for the first quarter of 2020, compared with $3.0 million and $123,000, respectively for the first quarter of 2019. Income tax expense for the first quarter of 2019 benefitted $341,000, or $0.05 per basic and diluted common share, from the establishment of a net deferred tax asset related to a change in Kentucky tax law enacted during the first quarter of 2019. The new law eliminated the Kentucky bank franchise tax, which is assessed at a rate of 1.1% of average capital, and, implemented a state income tax for the Bank at a statutory rate of 5%. The new Kentucky income tax will go into effect on January 1, 2021.

Net Interest Income – The interest rate environment remained challenging in the first quarter of 2020 as the Federal Reserve, after lowering rates 75 basis points in the latter half of 2019, lowered the federal funds target rate by 50 basis points on March 6, 2020 and 100 basis points on March 15, 2020.

Net interest income was $9.8 million for the first quarter of 2020, compared to $8.9 million for the fourth quarter of 2019, and $9.0 million for the first quarter of 2019. Average loans increased to $949.2 million for the first quarter of 2020, compared to $846.2 million for the fourth quarter of 2019, and $766.5 million for the first quarter of 2019. Average loans were positively impacted from the branch purchase transaction on November 15, 2019, which included approximately $126.8 million of loans at the time of purchase, as well as loan growth during 2019 and the first three months of 2020. Net interest margin was 3.31% for the first quarter of 2020, 3.23% for the fourth quarter of 2019, and 3.61% for the first quarter of 2019.

The yield on earning assets decreased to 4.50% in the first quarter of 2020, compared to 4.57% in the fourth quarter of 2019, and 4.90% in the first quarter of 2019. The seven basis point decline in the yield on earning assets during the first quarter of 2020 was driven by the impact of falling interest rates on the Bank’s fed funds, certain floating rate investment securities, and loans with variable rate pricing features. Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $216,000, $218,000, and $546,000 for the quarters ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively. This represents eight basis points, eight basis points, and 22 basis points of yield on earning assets and net interest margin for the quarters ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively. The cost of interest-bearing liabilities was 1.45% for the first quarter of 2020, compared to 1.65% in the fourth quarter of 2019, and 1.57% in the first quarter of 2019.

Time deposits of approximately $179.4 million at an average rate of 2.19% matured or repriced at lower interest rates during the first quarter of 2020. During the first quarter of 2020, time deposits totaling $180.6 million were originated or renewed at an average rate of 1.39% and an average term of approximately 10 months. As of March 31, 2020, time deposits comprise $467.5 million of the Company’s liabilities with $311.6 million, or 67%, set to reprice or mature in 2020 of which, $160.4 million with a current average rate of 1.78% reprice or mature in the second quarter of 2020. The following table denotes contractual time deposit maturities and average rates as of March 31, 2020:

Maturity Quarter	As of March 31, 2020 (in thousands)	Weighted Average Rate

Q2-2020	$160,365	1.78%
Q3-2020	93,773	1.38
Q4-2020	57,442	1.19
Q1-2021	71,469	1.05
Q2-2021	21,106	1.10
Q3-2021	17,608	1.00
Q4-2021	3,575	1.14
Thereafter	42,197	1.57
Total time deposits	$467,535	1.40%

Investment Securities – The securities portfolio serves as a source of liquidity and earnings and contributes to the management of interest rate risk. Investments are made in various types of liquid assets, including U.S. Treasury obligations and securities of various federal agencies, obligations of states and political subdivisions, corporate bonds, and collateralized loan obligations. The investment portfolio decreased by $10.3 million, or 4.9%, to $198.7 million at March 31, 2020, compared with $209.0 million at December 31, 2019.

The following table sets forth the carrying value of our securities portfolio at the dates indicated.

	March 31, 2020				December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available for sale
U.S. Government and federal agencies	$20,751	$353	$—	$21,104	$22,281	$196	$(147)	$22,330
Agency mortgage-backed residential	86,840	2,428	(167)	89,101	91,269	1,186	(255)	92,200
Collateralized loan obligations	44,732	—	(3,978)	40,754	49,831	—	(412)	49,419
State and municipal	28,301	346	(493)	28,154	27,819	550	(3)	28,366
Corporate bonds	20,831	199	(1,486)	19,544	16,472	213	—	16,685
Total available for sale	$201,455	$3,326	$(6,124)	$198,657	$207,672	$2,145	$(817)	$209,000

The Bank owns Collateralized Loan Obligations (CLOs), which are debt securities secured by professionally managed portfolios of senior-secured loans to corporations. CLO managers are typically large non-bank financial institutions or banks and are typically $300 million to $1 billion in size, contain one hundred or more loans and have five to six credit tranches ranging from AAA, AA, A, BBB, BB, B and equity tranche. Interest and principal are paid first to the AAA tranche then to the next lower rated tranche. Losses are borne first by the equity tranche then by the subsequently higher rated tranche. CLOs may be less liquid than government securities from time to time and volatility in the CLO market may cause the value of these investments to decline.

The market value of CLOs may be affected by, among other things, changes in composition of the underlying loans, changes in the cash flows from the underlying loans, defaults and recoveries on the underlying loans, capital gains and losses on the underlying loans, prepayments on the underlying loans, and other conditions or economic factors. The fair value of the Bank’s CLOs declined by approximately $3.6 million, or 8% of amortized cost, during the first quarter of 2020 as market liquidity within the CLO sector was disrupted by COVID-19.

Although the Bank attempts to mitigate the credit and liquidity risks associated with CLOs by purchasing CLOs with credit ratings of A or higher, completing pre-purchase due diligence, and through ongoing monitoring, no assurance can be given that these risk mitigation efforts will be successful. At March 31, 2020, $25.7 million and $15.0 million of our CLOs were AA and A rated, respectively. There were no CLOs rated below A and none of the CLOs were subject to ratings downgrade in 2019 or in the first quarter of 2020. Stress testing was completed on each security in the CLO portfolio as of quarter-end. Each security in the portfolio passed, without dollar loss, a stress scenario characterized as severe, which assumed a ten percent per annum constant prepayment rate, a twelve percent per annum constant default rate for four years followed by a four percent rate thereafter, and a forty-five percent recovery rate on a one-year lag. During the first quarter, one of the CLOs in the investment portfolio rated AA with a book value of $5.0 million was called and redeemed at par value or $5.0 million by the issuer. The Bank’s CLOs are all floating rate with rates set on a quarterly basis at three-month LIBOR plus a spread.

The fair value of the Bank’s corporate bond portfolio was also impacted by market disruption and declining rates, resulting in a fair value decline of approximately $1.5 million, or 7% of amortized cost, during the first quarter. The corporate bond portfolio consists of ten subordinated debt securities of U.S. banks and bank holding companies with maturities ranging from 2024 to 2037. The securities are either fixed for five years converting to floating at an index over LIBOR or floating at an index over LIBOR from inception. Management regularly monitors the financial condition of these corporate issuers by reviewing their regulatory and public filings.

The Bank has the intent and ability to hold its CLO and corporate debt securities to maturity and, at this juncture, has determined the value decline is temporary in nature.

Provision and Allowance for Loan Losses – The Bank maintains an allowance for loan losses believed to be sufficient to absorb probable incurred losses existing in the loan portfolio. Management evaluates the adequacy of the allowance using, among other things, historical loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral and current economic conditions and trends. The allowance may be allocated for specific loans or loan categories, but the entire allowance is available for any loan. The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated and measured for impairment. The general component is based on historical loss experience adjusted for qualitative environmental factors. Management develops allowance estimates based on actual loss experience adjusted for current economic conditions and trends. Allowance estimates are a prudent measurement of the risk in the loan portfolio applied to individual loans based on loan type. If the mix and amount of future charge-off percentages differ significantly from the assumptions used by management in making its determination, management may be required to materially increase its allowance for loan losses and provision for loan losses, which could adversely affect results.

The allowance for loan losses to total loans was 0.95% at March 31, 2020, compared to 0.90% at December 31, 2019, and 1.10% at March 31, 2019. Loans acquired in the November 2019 branch transaction totaled $118.0 million at March 31, 2020 and $124.7 million at December 31, 2019. These loans were recorded at fair value as determined by an independent third party. The remaining discount associated with the fair value purchase accounting adjustments on the acquired loans was $427,000 at March 31, 2020, compared to $480,000 at December 31, 2019. Any subsequent deterioration of these acquired loans may require an adjustment through the allowance for loan loss. Excluding loans acquired in the November 2019 branch transaction, the allowance for loan losses to total loans was 1.08% and 1.04% at March 31, 2020 and December 31, 2019, respectively. Net loan charge-offs were $276,000 for the first quarter of 2020, compared to $194,000 for the first quarter of 2019.

While the Company has experienced historically strong trends in asset quality over the last several quarters and management’s assessment of risk in the loan portfolio has been low, a provision of $1.05 million, or $0.11 per common shares after taxes, was recorded in the first quarter of 2020 compared to no provision for loan losses in the first quarter of 2019. The first quarter 2020 loan loss provision was attributable to the level of net loan charge-offs for the quarter, the impact of the increase in loan volume within the portfolio over the quarter, and to changes in the economic and business environment attributable to COVID-19, the state and national emergencies that have been declared and the resultant risk the pandemic poses for business disruptions for the Bank’s borrowers which may lead to credit quality deterioration.

While the Company expects the U.S. Government’s economic response to the COVID-19 pandemic through monetary policy and fiscal stimulus will provide meaningful support to the economy, management deemed it prudent to increase the allowance for loan losses through its qualitative environmental factors to account for the pandemic risk.

COVID-19 Short-term Loan Concessions – In response to requests from borrowers who have been impacted by COVID-19 through business and cash flow interruption, the Bank made short-term loan modifications involving principal deferrals (interest only) and, in other cases, principal and interest deferrals. The following table details those modifications by loan category and type as of March 31, 2020 and April 14, 2020:

	March 31, 2020		April 14, 2020
	Amount	Number	Amount	Number
	(dollars in thousands)

Commercial:
Interest only	$103	4	$392	7
Principal and interest deferral	413	6	1,234	14
Commercial Real Estate
Construction:
Interest only	—	—	—	—
Principal and interest deferral	—	—	5,077	3
Farmland:
Interest only	—	—	9	1
Principal and interest deferral	498	4	2,245	13
Nonfarm nonresidential:
Interest only	4,796	15	11,478	25
Principal and interest deferral	3,877	7	49,107	18
Residential Real Estate
Multi-family:
Interest only	—	—	—	—
Principal and interest deferral	188	1	188	1
1-4 Family:
Interest only	143	2	4,402	16
Principal and interest deferral	2,046	11	8,112	48
Consumer:
Interest only	50	5	74	8
Principal and interest deferral	7	2	37	4
Agriculture:
Interest only	—	—	—	—
Principal and interest deferral	—	—	—	—
Other:
Interest only	—	—	—	—
Principal and interest deferral	—	—	—	—
Total modified loans	$12,121	57	$82,355	158

Retail purpose commercial real estate operators, as well as hotel and restaurant operators, have been disproportionately impacted by COVID-19. As of March 31, 2020, the Bank had loans totaling $63.9 million secured by retail purpose commercial real estate, $50.4 million secured by hotel and lodging real estate, and $30.9 million secured by limited and full-service restaurant real estate, or 6.6%, 5.2%, and 3.2% of total loans, respectively. As of April 14, 2020, principal and interest deferrals total $10.5 million for retail purpose commercial real estate, $43.0 million for hotel and lodging real estate, and $7.2 million for limited and full-service restaurant real estate.

The Bank is also working with borrowers to secure SBA guaranteed financing for those who qualify through the SBA Paycheck Protection Program, which became available in early April through the CARES Act. As of April 14, 2020, the Bank had secured loan guarantees for 163 borrowers totaling approximately $27.4 million.

Non-performing Assets – Non-performing assets, which include loans on nonaccrual, accruing troubled debt restructurings, loans past due 90 days and still accruing, and other real estate owned (“OREO”), remained unchanged at $5.2 million, or 0.41% of total assets at March 31, 2020, compared with $5.2 million, or 0.42% of total assets at December 31, 2019, and decreased from $6.2 million, or 0.57% of total assets at March 31, 2019. Non-performing loans were unchanged at $2.0 million, or 0.20% of total loans at March 31, 2020, compared with $2.0 million, or 0.22% of total loans at December 31, 2019, and decreased from $2.8 million, or 0.36% of total loans at March 31, 2019.

OREO at March 31, 2020, remained unchanged at $3.2 million, compared to December 31, 2019, and decreased from $3.3 million at March 31, 2019. There were no fair value write-downs arising from changing marketing strategies in the first quarter of 2020 compared to $150,000 for the first quarter of 2019.

Non-interest Income and Expense – Non-interest income increased $440,000 to $1.7 million for the first quarter of 2020, compared with $1.3 million for the first quarter of 2019. The increase was primarily related to services charges on deposit accounts and bank card interchange fees. The service charges on deposit accounts and interchange fee volume increases are primarily attributable to the deposit accounts acquired in the branch acquisition transaction on November 15, 2019. Non-interest expense increased $954,000, or 13.1%, to $8.2 million for the first quarter of 2020, compared with $7.3 million for the first quarter of 2019. The increase from the first quarter of 2019 was primarily due to an increase in salaries and employee benefits of $623,000, as the Bank added sales talent and customer facing associates during the latter half of 2019 and branch staff added in connection with the branch purchase transaction.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the impact and duration of the COVID-19 pandemic and national, state and local emergency conditions the pandemic has produced; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2019.

Additional Information

Unaudited supplemental financial information for the first quarter ending March 31, 2020, follows.

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three Months Ended
	3/31/20	3/31/19

Income Statement Data
Interest income	$13,267	$12,186
Interest expense	3,505	3,227
Net interest income	9,762	8,959
Provision for loan losses	1,050	—
Net interest income after provision	8,712	8,959

Service charges on deposit accounts	668	496
Bank card interchange fees	750	508
Bank owned life insurance income	96	99
Other	210	181
Non-interest income	1,724	1,284

Salaries & employee benefits	4,538	3,915
Occupancy and equipment	999	898
Professional fees	208	165
Marketing expense	214	227
FDIC insurance	—	108
Data processing expense	359	313
State franchise and deposit tax	360	315
Deposit account related expense	451	281
Other real estate owned expense	16	166
Litigation and loan collection expense	65	46
Communications expense	218	190
Insurance expense	103	114
Postage and delivery	168	141
Other	536	402
Non-interest expense	8,235	7,281

Income before income taxes	2,201	2,962
Income tax expense	361	123
Net income	1,840	2,839

Weighted average shares – Basic	7,481,884	7,469,912
Weighted average shares – Diluted	7,481,884	7,469,912

Basic earnings per common share	$0.25	$0.38
Diluted earnings per common share	$0.25	$0.38
Cash dividends declared per common share	$0.00	$0.00

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Income Statement Data
Interest income	$13,267	$12,537	$12,485	$12,376	$12,186
Interest expense	3,505	3,676	3,755	3,576	3,227
Net interest income	9,762	8,861	8,730	8,800	8,959
Provision for loan losses	1,050	—	—	—	—
Net interest income after provision	8,712	8,861	8,730	8,800	8,959

Service charges on deposit accounts	668	681	633	571	496
Bank card interchange fees	750	711	623	596	508
Bank owned life insurance income	96	96	97	118	99
Gain (loss) on sales and calls of securities, net	—	—	—	(5)	—
Other	210	166	181	166	181
Non-interest income	1,724	1,654	1,534	1,446	1,284

Salaries & employee benefits	4,538	4,201	4,202	3,915	3,915
Occupancy and equipment	999	890	880	854	898
Professional fees	208	171	254	179	165
Marketing expense	214	218	251	212	227
FDIC insurance	—	—	—	103	108
Data processing expense	359	316	315	315	313
State franchise and deposit tax	360	265	315	315	315
Deposit account related expense	451	333	300	310	281
Other real estate owned expense	16	35	25	142	166
Litigation and loan collection expense	65	77	32	34	46
Communications expense	218	200	193	189	190
Insurance expense	103	109	109	112	114
Postage and delivery	168	140	129	134	141
Acquisition costs	—	775	—	—	—
Other	536	584	446	410	402
Non-interest expense	8,235	8,314	7,451	7,224	7,281

Income before income taxes	2,201	2,201	2,813	3,022	2,962
Income tax expense	361	437	531	(611)	123
Net income	$1,840	$1,764	$2,282	$3,633	$2,839

Weighted average shares – Basic	7,481,884	7,471,680	7,471,582	7,459,631	7,469,912
Weighted average shares – Diluted	7,481,884	7,471,680	7,471,582	7,459,631	7,469,912

Basic earnings per common share	$0.25	$0.24	$0.31	$0.49	$0.38
Diluted earnings per common share	$0.25	$0.24	$0.31	$0.49	$0.38
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Assets
Loans	$961,561	$926,271	$803,569	$803,114	$786,585
Allowance for loan losses	(9,150)	(8,376)	(8,904)	(8,832)	(8,686)
Net loans	952,411	917,895	794,665	794,282	777,899
Securities available for sale	198,657	209,000	203,381	208,614	206,411
Federal funds sold & interest-bearing deposits	23,639	21,962	50,327	40,755	24,029
Cash and due from financial institutions	9,509	8,241	7,680	6,860	6,461
Premises and equipment	19,282	19,658	15,098	14,827	14,926
Premises held for sale	1,185	900	935	995	1,050
Bank owned life insurance	16,128	16,037	15,946	15,853	15,739
FHLB Stock	6,837	6,237	6,467	6,693	6,813
Other real estate owned	3,225	3,225	3,225	3,225	3,335
Deferred taxes, net	28,208	27,765	28,029	28,708	28,568
Goodwill	6,252	6,252	—	—	—
Intangible assets	2,436	2,500	—	—	—
Accrued interest receivable and other assets	6,441	6,107	6,411	5,976	6,092
Total Assets	$1,274,210	$1,245,779	$1,132,164	$1,126,788	$1,091,323

Liabilities and Equity
Certificates of deposit	$467,535	$476,534	$488,121	$505,263	$465,369
Interest checking	157,621	146,038	95,508	95,296	96,537
Money market	154,851	160,837	153,663	162,917	166,430
Savings	92,235	56,015	34,618	33,553	34,066
Total interest-bearing deposits	872,242	839,424	771,910	797,029	762,402
Demand deposits	185,658	187,551	151,524	141,448	146,440
Total deposits	1,057,900	1,026,975	923,434	938,477	908,842
FHLB advances	61,349	61,389	56,430	51,470	51,511
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	17,000	17,000	17,000	—	—
Senior debt	5,000	5,000	5,000	10,000	10,000
Accrued interest payable and other liabilities	7,450	8,665	4,973	4,419	3,651
Total liabilities	1,169,699	1,140,029	1,027,837	1,025,366	995,004

Total stockholders’ equity	104,511	105,750	104,327	101,422	96,319
Total Liabilities and Stockholders’ Equity	$1,274,210	$1,245,779	$1,132,164	$1,126,788	$1,091,323

Ending shares outstanding	7,489,305	7,471,975	7,471,582	7,457,832	7,460,614
Book value per common share	$13.95	$14.15	$13.96	$13.60	$12.91
Tangible book value per common share	12.79	12.98	13.96	13.60	12.91

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Average Balance Sheet Data
Assets	$1,273,167	$1,167,179	$1,105,432	$1,100,459	$1,075,553
Loans	949,204	846,235	800,194	793,460	766,505
Earning assets	1,188,314	1,090,752	1,035,522	1,033,581	1,009,948
Deposits	1,052,944	982,991	933,548	926,730	900,829
Long-term debt and advances	105,407	73,695	63,369	71,989	76,524
Interest bearing liabilities	971,554	882,473	852,539	855,100	834,637
Stockholders’ equity	107,632	105,295	103,818	97,730	93,491

Quarterly Performance Ratios
Return on average assets	0.58%	0.60%	0.82%	1.32%	1.07%
Return on average equity	6.88	6.65	8.72	14.91	12.32
Yield on average earning assets (tax equivalent)	4.50	4.57	4.79	4.81	4.90
Cost of interest-bearing liabilities	1.45	1.65	1.75	1.68	1.57
Net interest margin (tax equivalent)	3.31	3.23	3.35	3.42	3.61
Efficiency ratio	71.70	71.70	72.59	70.47	71.08

Asset Quality Data
Nonaccrual loans	$1,500	$1,528	$2,389	$2,028	$1,921
Troubled debt restructurings on accrual	466	475	188	905	910
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	1,966	2,003	2,577	2,933	2,831
Real estate acquired through foreclosures	3,225	3,225	3,225	3,225	3,335
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$5,191	$5,228	$5,802	$6,158	$6,166

Non-performing loans to total loans	0.20%	0.22%	0.32%	0.37%	0.36%
Non-performing assets to total assets	0.41	0.42	0.51	0.55	0.57
Allowance for loan losses to non-performing loans	465.41	418.17	345.52	301.13	306.82

Allowance for loan losses to total loans	0.95%	0.90%	1.11%	1.10%	1.10%

Loan Charge-off Data
Loans charged off	$(335)	$(639)	$(299)	$(72)	$(278)
Recoveries	59	111	371	218	84
Net recoveries (charge-offs)	$(276)	$(528)	$72	$146	$(194)

Loans by Risk Category
Pass	$915,985	$888,707	$754,050	$767,662	$756,493
Watch	38,464	27,522	37,537	22,929	17,412
Special Mention	—	—	—	—	—
Substandard	7,112	10,042	11,982	12,523	12,680
Doubtful	—	—	—	—	—
Total	$961,561	$926,271	$803,569	$803,114	$786,585

Loans by Past Due Status
Past due loans:
30 – 59 days	$1,158	$1,747	$979	$858	$2,001
60 – 89 days	248	670	557	1,015	240
90 days or more	—	—	—	—	—
Nonaccrual loans	1,500	1,528	2,389	2,028	1,921
Total past due and nonaccrual loans	$2,906	$3,945	$3,925	$3,901	$4,162

LIMESTONE BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Risk-based Capital Ratios - Company
Tier I leverage ratio	8.29%	8.30%	9.66%	9.46%	9.30%
Common equity Tier I risk-based capital ratio	8.26	8.32	10.19	9.82	9.57
Tier I risk-based capital ratio	9.86	9.32	11.88	11.56	11.29
Total risk-based capital ratio	12.37	11.85	14.84	12.56	12.32

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	9.67%	9.99%	11.25%	10.01%	9.88%
Common equity Tier I risk-based capital ratio	11.50	11.25	13.87	12.26	12.01
Tier I risk-based capital ratio	11.50	11.25	13.87	12.26	12.01
Total risk-based capital ratio	12.38	12.08	14.89	13.26	13.01

FTE employees	248	244	226	219	207

Non-GAAP Financial Measures Reconciliation

Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value is calculated by excluding the balance of intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes tangible assets from the calculation of risk-based capital.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	As of
	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholder’s equity	$104,511	$105,750	$104,327	$101,422	$96,319
Less: Goodwill	6,252	6,252	—	—	—
Less: Intangible assets	2,436	2,500	—	—	—
Tangible common equity	95,823	96,998	104,327	101,422	96,319

Shares outstanding	7,489,305	7,471,975	7,471,582	7,457,832	7,460,614
Tangible book value per common share	$12.79	$12.98	$13.96	$13.60	$12.91
Book value per common share	13.95	14.15	13.96	13.60	12.91

	Three Months Ended
	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19
Efficiency Ratio	(in thousands)

Net interest income	$9,762	$8,861	$8,730	$8,800	$8,959
Non-interest income	1,724	1,654	1,534	1,446	1,284
Less: Net gain (loss) on securities	—	—	—	(5)	—
Revenue used for efficiency ratio	11,486	10,515	10,264	10,251	10,243
Non-interest expense	8,235	8,314	7,451	7,224	7,281
Less: Acquisition costs	—	775	—	—	—
Expenses used for efficiency ratio	8,235	7,539	7,451	7,224	7,281

Efficiency ratio	71.70%	71.70%	72.59%	70.47%	71.08%

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800